INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-22875 of Audits & Surveys Worldwide, Inc. And Subsidiaries on Form S-8 of our report dated March 12, 1998, appearing in this Annual Report on Form 10-K of Audits & Surveys Worldwide, Inc. for the year ended December 31, 1997.



/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
New York, New York
March 26, 1998